Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Hilton Worldwide Holdings Inc.:

1)	Registration Statement (Form S-8 No. 333-192772)

2)	Registration Statement (Form S-8 No. 333-218210)

3)	Registration Statement (Form S-3 No. 333-204038)

of our report dated February 15, 2017, except for Note 3, as to which the date is May 24, 2017, and Note 24 and Note 26, as to which the date is June 23, 2017 with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. and our report dated February 15, 2017, with respect to the effectiveness of internal control over financial reporting of Hilton Worldwide Holdings Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tysons, Virginia
July 26, 2017